EXHIBIT 23(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Sears Roebuck Acceptance Corp. on
Form S-3 of our report dated February 24, 1995 (May 10, 1995 as to Note
4), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for postretirement benefits in 1992, appearing in a filing on Form 8-K (dated May 15, 1995) of Sears, Roebuck and Co. for the year ended December 31, 1994, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration
Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
May 19, 1995